Exhibit 99.1
NEWS RELEASE for March 11, 2008
     BIOLASE REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS
IRVINE, CA (March 11, 2008) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its fourth quarter and year ended December 31, 2007.
Fourth Quarter 2007 Results
Net revenue for the quarter ended December 31, 2007 was $20.8 million, up approximately 5 percent from the $19.8 million in the fourth quarter of 2006 and 62 percent from the $12.8 million in the third quarter of 2007. Gross profit for the fourth quarter of 2007 was 47 percent of net revenue as compared with 58 percent of net revenue in the same period of 2006. Operating expenses in the 2007 fourth quarter were $12.4 million compared to operating expenses of $10.6 million in the fourth quarter of 2006. Net loss for the fourth quarter of 2007 was $1.1 million, or $0.05 per diluted share, compared with net income of $1.0 million, or $0.04 per diluted share, in the same period of 2006.
There were a number of significant items in the fourth quarter of 2007 that impacted gross profit and net loss. Gross profit in the 2007 fourth quarter was impacted by management’s decision during the period to work through inventory levels built up principally in the third quarter. The result of this was a reduction of inventory from $10.8 million at September 30, 2007 to $7.6 million at year end. The financial impact of lower manufacturing throughput as well as sales incentives and demonstration units sold in the fourth quarter of 2007 represented a more than $2.0 million reduction in gross profit.
The sale of a number of demonstration units to the Company's strategic marketing partner, Henry Schein, Inc., in the period is expected both to result in long-term benefits to the marketing and sales process and to drive a substantial reduction in BIOLASE operating costs in 2008.
Operating expenses in the fourth quarter of 2007 included restructuring charges of $802,000 and recruiting fees of $174,000 both related to the Company's recent management changes and cost reduction programs previously announced. Other income includes a favorable foreign currency adjustment of $1.4 million which was recorded in the fourth quarter of 2007.
BIOLASE Chief Executive Officer Jake St. Philip commented, “The results achieved in the fourth quarter were positive and significant in a number of key ways. First, the entire organization, under the direction of interim CEO Federico Pignatelli, responded well during a time of turmoil to drive a record rebound in sales. Second, we exited the quarter with a strengthened balance sheet as a result of our ability to work through excess inventories that were built up during the weak third quarter and, finally, the organization, including our distributors and partners are entering 2008 with a renewed focus on execution at all levels of the operation.”
Full Year 2007 Results
Net revenue for the year ended December 31, 2007 was $66.9 million compared with $69.7 million for 2006. Gross profit for 2007 was 52 percent of net revenue and was essentially flat as compared with 52 percent of net revenue in 2006. Operating expenses for the full year of 2007 and 2006 were $43.5 million and $41.3 million, respectively. Net loss for the year ended December 31, 2007 was $7.3 million, or $0.31 per diluted share, compared with a net loss of $4.7 million, or $0.20 per diluted share, for the year ended December 31, 2006.
The balance sheet as of December 31, 2007 showed cash and cash equivalents of $14.6 million, total assets of $44.3 million and total stockholders’ equity of $16.5 million.
St. Philip continued, “The cost restructuring and redeployment that began in the fourth quarter will move forward expeditiously as we continue to review all aspects of our operation. We have been and continue to take actions to optimize the organization and rapidly improve our execution. We have outstanding technology and people to create a world-class organization and we are confident that 2008 will be a transformative year and will mark the turn-around at BIOLASE.”
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the year ended December 31, 2007 and to answer questions. To listen to the conference call live via the internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s website.
To listen to the conference call live via telephone, please dial (800) 762-8908 from the U.S. or, for international callers, please dial (480) 629-9031, approximately 10 minutes before the start time. A telephone replay will be available for two days by dialing (800) 406-7325 from the U.S., or (303) 590-3030 for international callers, and entering passcode number 3852217.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-

looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Jake St. Philip, Chief Executive Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.
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CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Products and services revenues	$19,927	$19,382	$63,085	$68,852
License fees and royalty revenue	913	465	3,804	848

Net revenue	20,840	19,847	66,889	69,700
Cost of revenue	11,046	8,297	32,364	33,211

Gross profit	9,794	11,550	34,525	36,489

Other (loss) income, net	—	(4)	—	6

Operating expenses:
Sales and marketing	7,029	6,907	26,648	24,400
General and administrative	3,160	2,586	10,941	11,709
Engineering and development	1,418	1,100	5,104	4,876
Restructuring charge	802	—	802	—
Patent infringement legal settlement	—	—	—	348

Total operating expenses	12,409	10,593	43,495	41,333

Income (loss) from operations	(2,615)	953	(8,970)	(4,838)
Non-operating gain, net	1,411	177	1,853	311

Income (loss) before taxes	(1,204)	1,130	(7,117)	(4,527)
Income tax (benefit) provision	(56)	92	163	162

Net income (loss)	$(1,148)	$1,038	$(7,280)	$(4,689)

Net income (loss) per share:
Basic	$(0.05)	$0.04	$(0.31)	$(0.20)
Diluted	$(0.05)	$0.04	$(0.31)	$(0.20)

Shares used in the calculation of net income (loss) per share:
Basic	23,889	23,702	23,853	23,472
Diluted	23,889	24,497	23,853	23,472

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$14,566	$14,676
Accounts receivable, less allowance of $1,033 and $1,357 in 2007 and 2006, respectively	11,266	15,193
Inventory, net	7,627	7,774
Prepaid expenses and other current assets	2,317	1,346

Total current assets	35,776	38,989
Property, plant and equipment, net	4,040	4,851
Intangible assets, net	1,208	1,469
Goodwill	2,926	2,926
Deferred tax asset	50	35
Other assets	308	308

Total assets	$44,308	$48,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,552	$—
Accounts payable	6,151	7,699
Accrued liabilities	9,431	8,560
Deferred revenue, current portion	5,649	5,431

Total current liabilities	24,783	21,690
Deferred tax liabilities	342	271
Deferred revenue – long-term	2,236	4,278
Other liabilities – long-term	456	373

Total liabilities	27,817	26,612

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,967 and 25,741 shares issued; 24,003 and 23,777 shares outstanding in 2007 and 2006, respectively	26	26
Additional paid-in capital	113,430	111,415
Accumulated other comprehensive gain	54	108
Accumulated deficit	(80,620)	(73,184)

	32,890	38,365
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	16,491	21,966

Total liabilities and stockholders’ equity	$44,308	$48,578

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